UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2003

U.S. HOME SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18291	75-2922239
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

750 State Highway 121 Bypass, Suite 170
Lewisville, Texas	75067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 488-6300

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits. The following exhibit is filed with this report:

Exhibit Number	Description of Exhibit

99.1	Press Release dated October 7, 2003 providing earnings guidance for the third and fourth quarters of 2003 and for fiscal 2003.

ITEM 9. REGULATION FD DISCLOSURE

On October 7, 2003, U.S. Home Systems, Inc. (NasdaqSC: USHS) in a press release provided earnings guidance for the third and fourth quarters, and full year 2003 in order to reflect both the impact of Hurricane Isabel on its Mid-Atlantic operations and start-up costs associated with implementation and acceleration of USHS’s previously announced programs to sell, furnish, and install kitchen refacing and wood deck products to The Home Depot customers in designated markets. USHS estimates that its fully diluted net income per share will be between $0.10 and $0.13 for each of its third and fourth quarters. USHS expects to report third quarter earnings in early November. For fiscal year 2003, USHS estimates fully diluted net income per share to be between $0.26 and $0.32 as compared to $0.17 in fiscal year 2002.

USHS manufactures its cabinet refacing, custom countertops and bathroom cabinetry products at its Charles City, Virginia facility and manufactures the components for its wood decks at its Woodbridge, Virginia plant. Although the Company’s manufacturing facilities did not sustain any serious damage from Hurricane Isabel, these facilities were shut down for several days as a result of widespread power outages. USHS also operates three remodeling sales and installation centers and three deck sales centers in the Mid-Atlantic region which were unable to operate at normal levels as a result of inaccessibility to residential dwellings due to power outages, damage, and flooding caused by the hurricane.

A copy of USHS’s press release is attached hereto as Exhibit 99.1. This Current Report on Form 8-K, including the attached exhibit, is furnished to, but not filed with, the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on October 7, 2003 on its behalf by the undersigned, thereto duly authorized.

U.S. HOME SYSTEMS, INC.

By:	/s/ Murray H. Gross

Murray H. Gross President and Chief Executive Officer

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INDEX OF EXHIBITS

Exhibit Number	Description of Exhibit

99.1	Press Release dated October 7, 2003 providing earnings guidance for the third and fourth quarters of 2003 and for fiscal 2003.

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